Exhibit 99.1

Span-America Reports Second Quarter 2016 Results

Earnings Per Share Up 8% to $0.28 Per Diluted Share

GREENVILLE, S.C.--(BUSINESS WIRE)--May 5, 2016--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended April 2, 2016. Net income per diluted share rose 8% to $0.28 in the second quarter of fiscal 2016 compared with $0.26 in the second quarter of fiscal 2015. Net income for the second quarter of fiscal 2016 was down 2% to $758,000 compared with $773,000 in the second quarter of fiscal 2015 due primarily to foreign currency translation losses compared with the prior year’s second quarter. Net sales for the second quarter of fiscal 2016 were down 1% to $14.9 million compared with $15.0 million in the second quarter of fiscal 2015.

“Span-America’s operating income rose 25% to $1.2 million in the second quarter of fiscal 2016 due to improved margins in our custom products segment,” stated Jim Ferguson, president and chief executive officer of Span-America. “Our margins in the medical segment were stable in the second quarter, but we showed significant improvement in the overall profitability of our custom products segment during the quarter. Although our operating income was up from the second quarter of last year, our net income was below last year’s second quarter level due to foreign currency translation losses from our Canadian operations caused by the strengthening of the Canadian dollar versus the U.S. dollar during the quarter.

“Sales for the second quarter were down 1% to $14.9 million due to lower volumes of medical beds and in-room furnishing products and the absence of several moderately sized corporate orders that benefited medical bed sales in the second quarter last fiscal year but were not repeated this year. Sales of therapeutic support surfaces, our largest product line, rose 3% to $6.3 million compared with the second quarter of last year. Our outlook for sales of medical beds and support surfaces remains positive for the second half of fiscal 2016 based on new supply agreements and increased inquiries and quoting activity for these products.”

Second Quarter Results

Sales for the second quarter of fiscal 2016 were $14.9 million compared with $15.0 million in the second quarter of fiscal 2015. The decline in sales came primarily from our medical segment and was due mostly to lower volumes of medical beds and in-room furnishing products. Sales in the medical segment decreased 1% to $11.0 million compared with $11.1 million in the second quarter last year. Sales in the custom products segment were also down by 1% to $3.88 million in the second quarter of this year compared with $3.93 million in the second quarter last year. Operating income was up by 25% to $1.2 million in the second quarter this year compared with $925,000 in the same quarter last year because of margin improvements in the custom products segment. However, net income for the second quarter of fiscal 2016 decreased by 2% to $758,000 compared with $773,000 in the second quarter of last year. The decrease in net income was primarily due to foreign currency translation losses from our operations in Canada. Earnings per share increased 8% in the second quarter to $0.28 per diluted share compared with $0.26 per diluted share in the second quarter last year. The increase in earnings per share was caused by an 8% decrease in the average number of shares outstanding as a result of stock repurchases near the end of fiscal year 2015.

Medical Segment – Total medical sales were $11.0 million in the second quarter of fiscal 2016, a 1% decrease compared with $11.1 million in the second quarter last year. The decline in medical sales was due to lower volumes of medical beds and in-room furnishing products made in Canada. Span-Canada sales were down 13% to $2.3 million in the second quarter of fiscal 2016 compared with $2.6 million in the same quarter last year due to general weakness in demand for beds in the second quarter and the absence of several medium-sized bed orders, which benefited the second quarter last year but were not repeated in the second quarter this year.

Sales of pressure management product lines were up by 2% to $8.7 million compared with $8.5 million in the second quarter last year. Sales of therapeutic support surfaces were up by 3% to $6.3 million compared with $6.1 million in the second quarter last year. Sales of all other pressure management product lines as a group were level at $2.4 million in the second quarter of fiscal 2016 compared with the second quarter of fiscal 2015.

Custom Products Segment – Total custom products sales were down by 1% to $3.88 million in the second quarter of fiscal 2016 compared with $3.93 million in the second quarter of fiscal 2015. Consumer bedding sales make up the largest part of the custom products segment and were down by 3% to $2.9 million in the second quarter of fiscal 2016 compared with $3.0 million in the second quarter of fiscal 2015. Decreases in sales of several consumer product lines offset growth in sales of our fusion products to a retail customer and growth in our online sales of bedding products.

Sales from our industrial product lines, included within the custom products segment, rose 5% to $977,000 in the second quarter of fiscal 2016 compared with $935,000 in the same quarter last year. Most of the industrial sales growth came from customers in the automotive and packaging sectors of our industrial market.

Earnings – Total gross profit level increased 4% to $5.2 million compared with $5.0 million in the second quarter last year. The gross margin percentage also increased to 34.9% compared with 33.1% in the same quarter last year. The increases in gross profit level and margin came almost entirely from the custom products segment and were the result of improved margins within our custom products business.

Selling and marketing expenses were level at $2.6 million in each of the second quarters of fiscal 2016 and 2015, generally reflecting sales results during the quarter. R&D expenses decreased by 13% to $275,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses increased by 1% to $1.1 million due primarily to higher insurance-related expenses.

Operating income rose 25% in the second quarter of fiscal 2016 to $1.2 million compared with $925,000 in the same quarter last year because of the combination of improved margins in the custom products segment and lower R&D expenses. However, net income for the second quarter decreased by 2% to $758,000 compared with $773,000 in the second quarter last year. The decrease in net income was caused primarily by foreign exchange losses due to a swing in exchange rates related to the strengthening of the Canadian dollar versus the U.S. dollar in the second quarter of fiscal 2016. This quarter’s foreign currency translation was a loss of $50,000 compared with a gain of $127,000 from foreign currency translation in the second quarter of fiscal 2015. The second quarter of fiscal 2015 also included a gain on the sale of assets of $47,000, which was not repeated in the second quarter of fiscal 2016.

Earnings per diluted share rose 8% to $0.28 in the second quarter of fiscal 2016 compared with $0.26 in the second quarter of fiscal 2015. The increase in earnings per share was caused by having fewer shares outstanding as a result of our stock repurchases near the end of fiscal year 2015.

Year-to-Date Results

For the first half of fiscal 2016, total sales rose 18% to $36.3 million compared with $30.8 million in fiscal 2015. The sales increase was due primarily to a seasonal promotion of consumer bedding products that took place in the first quarter of fiscal 2016 that benefited sales in our custom products segment.

Custom products sales jumped 105% in the first half of fiscal 2016 to $13.9 million compared with $6.8 million in the first half of fiscal 2015. The growth was due entirely to higher sales of consumer bedding products. Consumer sales increased 147% in the first half of fiscal 2016 to $12.1 million compared with $4.9 million in the same period of fiscal 2015. The increase in consumer sales came from a seasonal promotion of bedding products in the first quarter of fiscal 2016 and sales growth to a retail customer that was lost in fiscal 2014 and then regained in 2015. Sales of our industrial products, included in the custom products segment, were down 3% to $1.9 million in the first half of fiscal 2016 compared with the prior year due mostly to lower sales to customers in the watersports and packaging sectors of our industrial market.

First half fiscal 2016 sales in the medical segment decreased 7% to $22.4 million compared with $23.9 million in the first half of fiscal 2015. Most of the medical sales decrease came from Span-Canada, where sales of our medical beds and related products were down by 17% to $5.0 million compared with $6.0 million in the first half of fiscal 2015. Sales within our pressure management product lines decreased by 3% during the first half of fiscal 2016 to $17.4 million compared with $17.9 million in the first half of fiscal 2015.

Operating income for the first half of fiscal 2016 rose 20% to $2.7 million compared with $2.3 million in the first half of fiscal 2015. The increase was the result of higher sales volumes and improved margins in the custom products segment and lower overall operating expenses.

Net non-operating income was down by 77% to $55,000 in the first half of fiscal 2016 compared with $238,000 in the first half of fiscal 2015. The decline was caused by a decrease in foreign currency translation gains as a result of the strengthening of the Canadian dollar versus the U.S. dollar in the second quarter of fiscal 2016. In addition, the first half of fiscal 2015 included a $46,000 net gain on the sale of assets, which was not repeated in the first half of fiscal 2016.

Net income for the first half of fiscal 2016 rose by 9% to $1.9 million compared with $1.7 million in the first half of fiscal 2015. Earnings per share increased by 19% to $0.69 per diluted share in the first half of fiscal 2016 compared with $0.58 per diluted share during the same period last year. The increase in earnings for the first half of fiscal 2016 was mainly the result of strong sales growth and margin improvements within our custom products segment, lower operating expenses and a reduction in the number of shares outstanding as a result of stock repurchases near the end of fiscal 2015.

Future Outlook

“We expect total sales in the second half of fiscal 2016 to be lower than they were in the first half of fiscal 2016 because of a decrease in consumer bedding sales due to the absence of a large seasonal promotion that took place in the first quarter of fiscal 2016 and the expected loss of the Sinomax business as we announced last month,” continued Ferguson. “However, based on current quoting activity and new supply agreements, we expect medical sales in the last half of fiscal 2016 to be slightly higher than they were in the first half of fiscal 2016. We believe total earnings in the second half of fiscal 2016 will be similar to earnings in the first half of fiscal 2016 because anticipated growth in the higher-margin medical segment is likely to offset expected declines in the lower-margin custom products segment.”

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, May 6, 2016, to review the company’s financial and operating results for the second fiscal quarter ended April 2, 2016. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “would,” “estimates,” “continues,” “may,” “believes,” “anticipates,” “should,” “optimistic,” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical segment, (b) the possibility that anticipated declines in sales of consumer bedding products could be greater than expected, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (l) the impact of competitive products and pricing, (m) government reimbursement changes in the medical market, (n) FDA and Health Canada regulation of medical device manufacturing and (o) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	April 2,	March 28,		April 2,	March 28,
	2016	2015	% Chg.	2016	2015	% Chg.

Net sales	$14,852,629	$15,033,618	-1%	$36,304,811	$30,754,293	18%
Cost of goods sold	9,661,793	10,051,750	-4%	25,630,674	20,323,444	26%
Gross profit	5,190,836	4,981,868	4%	10,674,137	10,430,849	2%
	34.9%	33.1%		29.4%	33.9%

Selling and marketing expenses	2,618,800	2,612,904	0%	5,146,132	5,373,139	-4%
Research and development expenses	275,220	316,250	-13%	569,164	595,928	-4%
General and administrative expenses	1,136,626	1,127,917	1%	2,242,196	2,192,920	2%
	4,030,646	4,057,071	-1%	7,957,492	8,161,987	-3%

Operating income	1,160,190	924,797	25%	2,716,645	2,268,862	20%
	7.8%	6.2%		7.5%	7.4%
Non-operating income (expense):
Foreign currency (loss) gain	(49,917)	127,388	-139%	67,435	197,948	-66%
Interest expense	(60)	(3,125)	98%	(5,144)	(6,285)	18%
Other	(3,464)	47,378	-107%	(7,435)	46,238	-116%
Net non-operating income (expense)	(53,441)	171,641	-131%	54,856	237,901	-77%

Income before income taxes	1,106,749	1,096,438	1%	2,771,501	2,506,763	11%

Income taxes	349,000	323,000	8%	871,000	763,000	14%
Net income	$757,749	$773,438	-2%	$1,900,501	$1,743,763	9%
	5.1%	5.1%		5.2%	5.7%

Net income per common share:
Basic	$0.28	$0.26	8%	$0.70	$0.59	19%
Diluted	0.28	0.26	8%	0.69	0.58	19%

Dividends per common share (1)	$0.16	$0.15	7%	$0.32	$1.30	-75%

Weighted average shares outstanding:
Basic	2,728,633	2,979,097	-8%	2,727,380	2,969,895	-8%
Diluted	2,755,109	3,005,951	-8%	2,753,490	3,000,877	-8%

Supplemental data:
Depreciation expense	$220,808	$212,195	4%	$427,689	$423,488	1%
Amortization expense	78,659	87,103	-10%	158,733	182,591	-13%

(1) Dividends per share for the six months ended March 28, 2015, include a special dividend of $1.00 per share declared on November 12, 2014 and paid on January 7, 2015 to shareholders of record on December 17, 2014.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	April 2,	October 3,
	2016	2015
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$1,733,380	$1,224,026
Accounts receivable, net of allowances	6,482,486	7,813,773
Inventories	7,754,611	8,746,039
Deferred income taxes	351,180	351,452
Prepaid expenses	1,156,952	411,528
Total current assets	17,478,609	18,546,818

Property and equipment, net	4,382,698	4,536,104
Goodwill	3,953,523	3,930,282
Intangibles, net	2,115,791	2,214,762
Other assets	2,758,520	2,953,656
	$30,689,141	$32,181,622

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,378,711	$4,035,333
Accrued and sundry liabilities	2,216,152	3,120,111
Total current liabilities	4,594,863	7,155,444

Deferred income taxes	349,377	348,479
Deferred compensation	333,169	375,939
Total long-term liabilities	682,546	724,418

Total liabilities	5,277,409	7,879,862

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,734,468 (Apr. 2, 2016) and 2,737,468 (Oct. 3, 2015)	169,380	-
Additional paid-in capital	-	-
Retained earnings	27,665,330	26,848,299
Accumulated other comprehensive loss	(2,422,978)	(2,546,539)
Total shareholders' equity	25,411,732	24,301,760

	$30,689,141	$32,181,622

Note: The Balance Sheet at October 3, 2015 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer